A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Mark A. Petrarca 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
January 21, 2005

A. O. Smith announces 2004 earnings of $35 million or $1.18 per share

        Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced fourth quarter earnings of $4.4 million or $.15 per share. Full-year earnings were $35.4 million or $1.18 per share.

        Sales for the 12-month period of $1.65 billion were eight percent higher than 2003 sales of $1.53 billion. Fourth quarter sales were $409.4 million compared with fourth quarter 2003 sales of $368.8 million.

        “Two issues adversely impacted our 2004 performance,” Robert J. O’Toole, chairman and chief executive officer, said. “At the beginning of the year, manufacturing inefficiencies in our Water Systems business led to a decline in that unit’s profitability. That issue has been resolved, and Water Systems’ operations were operating at normal levels by year-end.”

        “The more significant problem we faced was in the area of material and freight costs. Unprecedented cost increases, principally steel, put pressure on our operating margins throughout the year,” O’Toole continued. “In spite of two price increases that took effect during 2004 in our electric motor and water heater businesses, we were unable to recover all of the material cost increases. Additional price increases took effect January 1 in order to return to more normal margin levels.”

Electrical Products

        Full-year sales for Electrical Products Company were $860.7 million, approximately four percent higher than the prior year. Increased sales in the pump,

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general industries, and distribution market segments helped to offset a decrease in the heating and air conditioning segment. Production of electric motors from the company’s manufacturing operations in China increased more than 20 percent when compared with the prior year.

        Full-year operating earnings were $51.5 million, five percent lower than the $54.2 million earned in 2003 due to higher material and freight costs.

        For the quarter ended December 31, sales were $193.6 million compared with fourth quarter 2003 sales of $182.7 million. Operating earnings were $4.4 million compared with earnings of $8.3 million for the same period in 2003. Fourth quarter profitability was negatively impacted by freight and material costs.

Water Systems

        Sales for Water Systems in 2004 were $792.4 million, more than 12 percent higher than 2003 sales of $706.1 million. The company benefited from improved sales of commercial water heaters, strong growth in its China operation, and higher pricing.

        Operating earnings were $36.8 million in 2004 compared with earnings of $57.2 million the prior year. Significantly higher costs for steel, other raw materials, and freight and manufacturing inefficiencies during the first three quarters more than offset the higher volumes and improved pricing.

        Fourth quarter sales were $215.8 million, nearly 16 percent higher than fourth quarter 2003 sales of $186.1 million. Operating earnings were $11.4 million compared with fourth quarter 2003 earnings of $19.5 million. The earnings decline was attributable to material costs.

Company discusses outlook

        “We have implemented significant price increases in both of our businesses, the most recent one being effective with the beginning of this year,” said O’Toole. “These

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price increases have been put in place to offset the negative impact of material and freight cost increases. While we are generally pleased with the impact and acceptance of the new price levels, it is far too early to project their ultimate impact and acceptance. Accordingly, we have determined that we will not provide a forecast of earnings per share at this time.”

        A. O. Smith Corporation will broadcast a live conference call this morning at 10:00 a.m. (Eastern Time). The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

        This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant increases in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

        Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of

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hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 17,000 people worldwide.

A. O. SMITH CORPORATION AND SUBSIDIARIES
(condensed consolidated financial statements -
dollars in millions, except per share data)

Statement of Earnings
(unaudited)

	Three Months ended December 31		Year ended December 31
	2004	2003	2004	2003
Electrical Products	$193.6	$182.7	$860.7	$824.6
Water Systems	215.8	186.1	792.4	706.1

Net sales	409.4	368.8	1,653.1	1,530.7
Cost of products sold	339.9	293.6	1,355.1	1,232.0

Gross profit	69.5	75.2	298.0	298.7
Selling, general and administrative	60.8	51.7	235.8	206.2
Interest expense	3.9	3.2	13.5	12.2
Other expense	0.3	0.7	1.2	1.3

	4.5	19.6	47.5	79.0
Tax provision	0.1	6.9	12.1	26.8

Net Earnings	$4.4	$12.7	$35.4	$52.2

Net Earnings Per Share of Common Stock (Diluted)	$0.15	$0.42	$1.18	$1.76

Average Common Shares Outstanding (000's omitted)	29,968	29,883	29,913	29,711

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)
(unaudited)

	December 31 2004	December 31 2003
ASSETS:
Cash and cash equivalents	$25.1	$18.7
Receivables	281.6	236.7
Inventories	233.5	247.0
Deferred income taxes	10.9	14.3
Other current assets	33.9	31.0

Total Current Assets	585.0	547.7
Net property, plant and equipment	358.8	367.5
Goodwill and other intangibles	313.2	310.9
Other assets	55.8	53.8

Total Assets	$1,312.8	$1,279.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt	$--	$96.8
Trade payables	158.8	144.5
Accrued payroll and benefits	28.3	30.5
Product warranty	17.5	18.9
Long-term debt due within one year	8.6	8.6
Other current liabilities	32.0	39.3

Total Current Liabilities	245.2	338.6
Long-term debt	272.5	170.1
Other liabilities	102.8	105.5
Pension liability	87.9	61.6
Deferred income taxes	13.8	20.6
Stockholders' equity	590.6	583.5

Total Liabilities and Stockholders' Equity	$1,312.8	$1,279.9

A. O. SMITH CORPORATION
STATEMENT OF CASH FLOWS
(dollars in millions)
(unaudited)

	Year ended December 31
	2004	2003
Operating Activities
Continuing
Net earnings	$35.4	$52.2
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation & amortization	53.9	52.1
Net change in current assets and liabilities	(23.6)	(78.2)
Net change in noncurrent assets and liabilities	(1.3)	(1.5)
Other	2.8	4.4

Cash Provided by Operating Activities	67.2	29.0

Investing Activities
Acquisition of business	(2.3)	(4.8)
Capital expenditures	(48.4)	(48.6)

Cash Used in Investing Activities	(50.7)	(53.4)

Financing Activities
Short-term debt retired - net	--	(13.7)
Long-term debt incurred	14.3	50.0
Long-term debt retired	(8.6)	(11.7)
Other stock transactions	3.0	2.6
Dividends paid	(18.2)	(16.8)

Cash Provided by (Used in) Financing Activities	(9.5)	10.4
Discontinued
Cash Used in Discontinued Operations	(0.6)	(0.1)

Net increase / (decrease) in cash and cash equivalents	6.4	(14.1)
Cash and cash equivalents - beginning of period	18.7	32.8

Cash and Cash Equivalents - End of Period	$25.1	$18.7

A. O. SMITH CORPORATION AND SUBSIDIARIES
Business Segments
(dollars in millions)
(unaudited)

	Three Months ended December 31		Year ended December 31
	2004	2003	2004	2003
Net sales
Electrical Products	$193.6	$182.7	$860.7	$824.6
Water Systems	215.8	186.1	792.4	706.1

	$409.4	$368.8	$1,653.1	$1,530.7

Operating earnings
Electrical Products	$4.4	$8.4	$51.5	$54.2
Water Systems	11.4	19.5	36.8	57.2

	15.8	27.9	88.3	111.4
Corporate expenses	(7.4)	(5.1)	(27.3)	(20.2)
Interest expense	(3.9)	(3.2)	(13.5)	(12.2)

Earnings before income taxes	4.5	19.6	47.5	79.0
Tax provision	0.1	6.9	12.1	26.8

Net earnings	$4.4	$12.7	$35.4	$52.2